Exhibit 99.1

Media contact:	Jim Spangler, 331-332-5833
Investor contact:	Kevin Sadowski, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS FOURTH QUARTER RESULTS

•	Reports net loss of $50 million, or 61 cents per share, on revenues of $2.5 billion

•	Generates $209 million of adjusted EBITDA (8.4% adjusted EBITDA margin) in the quarter

•	Finishes year with more than $300 million in operational cost savings

•	Ends year with more than $1 billion in manufacturing cash

•	FY 2016 Full-Year Guidance: $600 - $700 million adjusted EBITDA

LISLE, Ill. — December 17, 2015 — Navistar International Corporation (NYSE: NAV) today announced a fourth quarter 2015 net loss of $50 million, or $0.61 per diluted share, compared to a fourth quarter 2014 net loss of $72 million, or $0.88 per diluted share. Revenues in the quarter were $2.5 billion.

Fourth quarter 2015 EBITDA was $86 million versus EBITDA of $66 million in the same period one year ago. This year’s fourth quarter included $69 million in restructuring-related and impairment charges; $40 million in pre-existing warranty adjustments; and $14 million in debt refinancing fees and costs. As a result, adjusted fourth quarter 2015 EBITDA was $209 million, equating to a fourth quarter adjusted EBITDA margin of 8.4 percent.

Revenues in the quarter declined 17 percent compared to fourth quarter 2014. Higher Class 6/7 medium and bus chargeouts in the company’s Core (U.S. and Canada) market were more than offset by reduced volumes in the company’s export and global operations, lower Class 8 truck chargeouts in its Core market, and Navistar’s exit earlier this year from the Blue Diamond Truck joint venture.

“We delivered on our adjusted EBITDA end-of year run rate target of 8 percent or better, thanks to a favorable mix of truck sales and record parts profitability in our core North America market in the fourth quarter,” said Troy A. Clarke, Navistar president and chief executive officer. “We also benefited from our continued focus on cost management across our operations, marked by a $74 million improvement in structural costs in the quarter.”

Navistar finished the fourth quarter 2015 with $1.01 billion in manufacturing cash, cash equivalents and marketable securities.

During the quarter, the company announced a long-term agreement with General Motors Co. (GM) to develop and assemble medium-duty, conventional cab Class 4/5 commercial vehicles, allowing Navistar to strengthen its product lineup. The trucks, which are scheduled to go into production in 2018 and will be built at Navistar’s Springfield, Ohio plant, will be jointly developed using Navistar’s expertise in commercial vehicles and manufacturing capabilities, and GM’s commercial components and engines.

As for full-year 2015 results, Navistar reported a net loss of $184 million, or $2.25 per diluted share, versus a net loss of $619 million, or $7.60 per diluted share, for fiscal year 2014. Fiscal year 2015 adjusted EBITDA was $494 million versus $306 million adjusted EBITDA for 2014. Revenue for fiscal year 2015 was $10.1 billion, compared to $10.8 billion in fiscal year 2014.

Chargeouts in the company’s Core North America market increased by 3,500 units, or 6-percent, in 2015, reflecting an 18-percent increase in Class 6/7 medium trucks, a 10- percent increase in school buses, and a 7-percent increase in Class 8 severe service, partially offset by a 4-percent decline in Class 8 heavy truck. Total market share for Class 6-8 and bus for the year was 16 percent. Operationally, the company reduced its total costs by more than $300 million in 2015, including $114 million in structural cost reductions, with the remainder coming from reduced material and logistics spending and lower manufacturing costs.

“For the third consecutive year, we generated around $200 million in adjusted EBITDA improvement, and we expect this improvement trend to continue in 2016,” Clarke said. “We are building the best products we’ve ever built, and we are winning back customers. We have identified and begun implementing actions to further lower our material spend and structural costs, while driving greater efficiencies in our manufacturing operations. As a result, we expect to build on our 2015 progress, and our goal is to achieve profitability and be free cash flow positive in 2016.”

The company provided the following guidance:

•	Forecasts retail deliveries of Class 6-8 trucks and buses in the United States and Canada will be in the range of 350,000 units to 380,000 units for fiscal year 2016.

•	Full-year 2016 revenues to be between $9.5 - $10.0 billion.

•	Full-year 2016 adjusted EBITDA of $600 - $700 million.

Summary of Financial Results:

	(Unaudited)		Years Ended October 31,
	Quarters Ended October 31,
(in millions, except per share data)	2015	2014	2015	2014
Sales and revenues, net	$2,488	$3,008	$10,140	$10,806
Segment Results:
Truck	$(36)	$(40)	$(141)	$(380)
Parts	163	150	592	528
Global Operations	(27)	(56)	(67)	(274)
Financial Services	26	26	98	97
Loss from continuing operations, net of tax(A)	$(51)	$(72)	$(187)	$(622)
Net loss(A)	(50)	(72)	(184)	(619)
Diluted loss per share from continuing operations(A)	$(0.62)	$(0.88)	$(2.29)	$(7.64)
Diluted loss per share(A)	$(0.61)	$(0.88)	$(2.25)	$(7.60)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment — For the fourth quarter 2015, the Truck segment recorded a loss of $36 million, compared with a year-ago fourth quarter loss of $40 million. This year’s fourth quarter results also reflect $26 million in restructuring charges, primarily related to reduction-in-force initiatives initiated at the end of the quarter, as well as $40 million in pre-existing warranty charges, while last year’s results included $27 million in restructuring related charges and $11 million in pre-existing warranty benefits. The year-over-year improvement was driven by cost management activities, favorable mix in its Core market, and improved margins, which more than offset the lower chargeouts in its Core market.

For the fiscal year 2015, the Truck segment recorded a loss of $141 million, compared with a fiscal year 2014 loss of $380 million. The year-over-year improvement was primarily driven by a favorable shift in product mix in Core market, improved margins and lower structural costs, partially offset by an increase in used truck reserves and higher accelerated depreciation charges related to the company’s exit of the foundry business.

Parts Segment — For the fourth quarter 2015, the Parts segment recorded record profits of $163 million, compared to a year-ago fourth quarter profit of $150 million. The increase was primarily due to stronger margins in its Core commercial markets.

For the fiscal year 2015, the Parts segment recorded record profits of $592 million, compared to a fiscal year 2014 profit of $528 million. The 12-percent increase was primarily driven by higher revenues, margin improvements in its commercial markets and cost-reduction initiatives, partially offset by the performance decline in its Blue Diamond Parts business due to the decrease of serviceable units in operation.

Global Operations Segment — For the fourth quarter 2015, the Global Operations segment recorded a loss of $27 million, compared to a year-ago fourth quarter loss of $56 million. The year-over-year improvement was primarily driven by ongoing actions to lower the company’s cost structure in its South American engine business, to offset the impact of the ongoing downturn in Brazil’s economy.

For the 2015 fiscal year, the Global Operations segment recorded a loss of $67 million compared to a year-ago fiscal year loss of $274 million. Excluding the impact of the prior year impairments of $149 million and current year restructuring costs increase of $16 million, the Global Operations segment improved year-over-year performance by $74 million, primarily due to lower year-over-year manufacturing and structural costs.

Financial Services Segment — For the fourth quarter 2015, the Financial Services segment recorded a profit of $26 million, equal to fourth quarter 2014 profit of $26 million.

For the fiscal year 2015, the Financial Services segment recorded a profit of $98 million, comparable to a fiscal year 2014 profit of $97 million, as an increase in revenue and a decrease in the provision for loan losses were offset by lower interest income from intercompany loans.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2015. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

# # #

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	(Unaudited)
	Quarters Ended October 31,		Years Ended October 31,
(in millions, except per share data)	2015	2014	2015	2014
Sales and revenues
Sales of manufactured products, net	$2,451	$2,970	$9,995	$10,653
Finance revenues	37	38	145	153

Sales and revenues, net	2,488	3,008	10,140	10,806

Costs and expenses
Costs of products sold	2,093	2,635	8,670	9,534
Restructuring charges	54	15	76	42
Asset impairment charges	15	10	30	183
Selling, general and administrative expenses	204	262	908	979
Engineering and product development costs	62	78	288	331
Interest expense	80	80	307	314
Other (income) expense, net	7	(7)	(30)	(12)

Total costs and expenses	2,515	3,073	10,249	11,371
Equity in income of non-consolidated affiliates	—	4	6	9

Loss from continuing operations before income taxes	(27)	(61)	(103)	(556)
Income tax expense	(14)	(1)	(51)	(26)

Loss from continuing operations	(41)	(62)	(154)	(582)
Income from discontinued operations, net of tax	1	—	3	3

Net loss	(40)	(62)	(151)	(579)
Less: Net income attributable to non-controlling interests	10	10	33	40

Net loss attributable to Navistar International Corporation	$(50)	$(72)	$(184)	$(619)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(51)	$(72)	$(187)	$(622)
Income from discontinued operations, net of tax	1	—	3	3

Net loss	$(50)	$(72)	$(184)	$(619)

Earnings (loss) per share:
Basic:
Continuing operations	$(0.62)	$(0.88)	$(2.29)	$(7.64)
Discontinued operations	0.01	—	0.04	0.04

	$(0.61)	$(0.88)	$(2.25)	$(7.60)

Diluted:
Continuing operations	$(0.62)	$(0.88)	$(2.29)	$(7.64)
Discontinued operations	0.01	—	0.04	0.04

	$(0.61)	$(0.88)	$(2.25)	$(7.60)

Weighted average shares outstanding:
Basic	81.6	81.5	81.6	81.4
Diluted	81.6	81.5	81.6	81.4

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

(in millions, except per share data)	October 31, 2015	October 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$912	$497
Restricted cash and cash equivalents	—	40
Marketable securities	159	605
Trade and other receivables, net	429	553
Finance receivables, net	1,779	1,758
Inventories	1,135	1,319
Deferred taxes, net	36	55
Other current assets	172	186

Total current assets	4,622	5,013
Restricted cash	121	131
Trade and other receivables, net	13	25
Finance receivables, net	216	280
Investments in non-consolidated affiliates	66	73
Property and equipment, net	1,345	1,562
Goodwill	38	38
Intangible assets, net	57	90
Deferred taxes, net	128	145
Other noncurrent assets	86	86

Total assets	$6,692	$7,443

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,110	$1,295
Accounts payable	1,301	1,564
Other current liabilities	1,377	1,372

Total current liabilities	3,788	4,231
Long-term debt	4,188	3,929
Postretirement benefits liabilities	2,995	2,862
Deferred taxes, net	14	14
Other noncurrent liabilities	867	1,025

Total liabilities	11,852	12,061
Redeemable equity securities	—	2
Stockholders’ deficit
Series D convertible junior preference stock	2	3
Common stock (86.8 shares issued, and $0.10 par value per share and 220 shares authorized, all at both dates)	9	9
Additional paid-in capital	2,499	2,500
Accumulated deficit	(4,866)	(4,682)
Accumulated other comprehensive loss	(2,601)	(2,263)
Common stock held in treasury, at cost (5.3 and 5.4 shares, respectively)	(210)	(221)

Total stockholders’ deficit attributable to Navistar International Corporation	(5,167)	(4,654)
Stockholders’ equity attributable to non-controlling interests	7	34

Total stockholders’ deficit	(5,160)	(4,620)

Total liabilities and stockholders’ deficit	$6,692	$7,443

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Years Ended October 31,
(in millions)	2015	2014
Cash flows from operating activities
Net loss	$(151)	$(579)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	205	227
Depreciation of equipment leased to others	76	105
Deferred taxes, including change in valuation allowance	(18)	(15)
Asset impairment charges	30	183
Amortization of debt issuance costs and discount	37	49
Stock-based compensation	10	16
Provision for doubtful accounts, net of recoveries	(9)	20
Equity in income of non-consolidated affiliates, net of dividends	6	3
Write-off of debt issuance cost and discount	4	1
Other non-cash operating activities	(35)	(41)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed:
Trade and other receivables	103	55
Finance receivables	(58)	(33)
Inventories	131	(129)
Accounts payable	(208)	84
Other assets and liabilities	(77)	(282)

Net cash provided by (used in) operating activities	46	(336)

Cash flows from investing activities
Purchases of marketable securities	(887)	(1,812)
Sales of marketable securities	1,247	1,576
Maturities of marketable securities	86	461
Net change in restricted cash and cash equivalents	42	(80)
Capital expenditures	(115)	(88)
Purchases of equipment leased to others	(83)	(189)
Proceeds from sales of property and equipment	22	43
Investments in non-consolidated affiliates	1	—
Proceeds from sales of affiliates	7	14
Business acquisitions, net of cash received	(4)	—

Net cash provided by (used in) investing activities	316	(75)

Cash flows from financing activities
Proceeds from issuance of securitized debt	549	82
Principal payments on securitized debt	(501)	(126)
Net change in secured revolving credit facilities	(22)	173
Proceeds from issuance of non-securitized debt	1,212	663
Principal payments on non-securitized debt	(990)	(862)
Net increase in notes and debt outstanding under revolving credit facilities	(106)	255
Principal payments under financing arrangements and capital lease obligations	(2)	(20)
Debt issuance costs	(25)	(15)
Proceeds from financed lease obligations	33	60
Proceeds from exercise of stock options	1	19
Dividends paid by subsidiaries to non-controlling interest	(36)	(50)
Other financing activities	(15)	—

Net cash provided by financing activities	98	179

Effect of exchange rate changes on cash and cash equivalents	(45)	(26)

Increase (decrease) in cash and cash equivalents	415	(258)
Cash and cash equivalents at beginning of the year	497	755

Cash and cash equivalents at end of the year	$912	$497

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2015
External sales and revenues, net	$1,706	$640	$102	$37	$3	$2,488
Intersegment sales and revenues	37	9	13	21	(80)	—

Total sales and revenues, net	$1,743	$649	$115	$58	$(77)	$2,488

Income (loss) from continuing operations attributable to NIC, net of tax	$(36)	$163	$(27)	$26	$(177)	$(51)
Income tax expense	—	—	—	—	(14)	(14)

Segment profit (loss)	$(36)	$163	$(27)	$26	$(163)	$(37)

Depreciation and amortization	$34	$3	$5	$14	$4	$60
Interest expense	—	—	—	17	63	80
Equity in income (loss) of non-consolidated affiliates	1	1	(2)	—	—	—
Capital expenditures(B)	34	2	—	2	5	43

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2014
External sales and revenues, net	$2,079	$676	$215	$38	$—	$3,008
Intersegment sales and revenues	52	15	9	22	(98)	—

Total sales and revenues, net	$2,131	$691	$224	$60	$(98)	$3,008

Income (loss) from continuing operations attributable to NIC, net of tax	$(40)	$150	$(56)	$26	$(152)	$(72)
Income tax expense	—	—	—	—	(1)	(1)

Segment profit (loss)	$(40)	$150	$(56)	$26	$(151)	$(71)

Depreciation and amortization	$45	$3	$7	$13	$8	$76
Interest expense	—	—	—	19	61	80
Equity in income (loss) of non-consolidated affiliates	2	1	1	—	—	4
Capital expenditures(B)	23	1	2	—	5	31

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2015
External sales and revenues, net	$7,055	$2,475	$455	$145	$10	$10,140
Intersegment sales and revenues	158	38	51	96	(343)	—

Total sales and revenues, net	$7,213	$2,513	$506	$241	$(333)	$10,140

Income (loss) from continuing operations attributable to NIC, net of tax	$(141)	$592	$(67)	$98	$(669)	$(187)
Income tax expense	—	—	—	—	(51)	(51)

Segment profit (loss)	$(141)	$592	$(67)	$98	$(618)	$(136)

Depreciation and amortization	$173	$14	$23	$51	$20	$281
Interest expense	—	—	—	74	233	307
Equity in income (loss) of non-consolidated affiliates	5	4	(3)	—	—	6
Capital expenditures(B)	92	3	4	4	12	115

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2014
External sales and revenues, net	$7,255	$2,493	$905	$153	$—	$10,806
Intersegment sales and revenues	218	58	35	79	(390)	—

Total sales and revenues, net	$7,473	$2,551	$940	$232	$(390)	$10,806

Income (loss) from continuing operations attributable to NIC, net of tax	$(380)	$528	$(274)	$97	$(593)	$(622)
Income tax expense	—	—	—	—	(26)	(26)

Segment profit (loss)	$(380)	$528	$(274)	$97	$(567)	$(596)

Depreciation and amortization	$216	$15	$28	$46	$27	$332
Interest expense	—	—	—	71	243	314
Equity in income (loss) of non-consolidated affiliates	5	4	—	—	—	9
Capital expenditures(B)	65	6	8	1	8	88

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
October 31, 2015	$1,876	$641	$409	$2,455	$1,311	$6,692
October 31, 2014(C)	2,245	672	657	2,582	1,287	7,443

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $40 million and $175 million for the three months and year ended October 31, 2015, respectively and $44 million and $170 million for the three months and year ended October 31, 2014, respectively.
(B)	Exclusive of purchases of equipment leased to others.
(C)	During the third quarter of 2015, it was determined that multiemployer plan accounting should have been applied in recording postretirement benefits related to our Financial Services segment, which provides that assets and liabilities of a plan are recorded only on the parent company and that periodic contributions to the plan made by the participating subsidiary are charged to expense for the purposes of the subsidiary’s financial statements. As a result, we have reclassified $16 million of deferred tax assets between Financial Services and Corporate and Eliminations related to the postretirement benefits reclassified between NIC and Non-Guarantor Subsidiaries. This reclassification did not impact consolidated segment assets for the year-ended October 31, 2014.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Adjusted EBITDA margin:

We define Adjusted EBITDA margin as a percentage of the Company’s consolidated sales and revenues. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

(in millions)	Three Months Ended October 31,		Years Ended October 31,
	2015	2014	2015	2014	2013	2012
Loss from continuing operations attributable to NIC, net of tax	$(51)	$(72)	$(187)	$(622)	$(857)	$(2,939)
Plus:
Depreciation and amortization expense	60	76	281	332	417	323
Manufacturing interest expense(A)	63	61	233	243	251	171
Less:
Income tax benefit (expense)	(14)	(1)	(51)	(26)	171	(1,780)

EBITDA	$86	$66	$378	$(21)	$(360)	$(665)

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended October 31,		Years Ended October 31,
	2015	2014	2015	2014	2013	2012
(in millions)
Interest expense	$80	$80	$307	$314	$321	$259
Less: Financial services interest expense	17	19	74	71	70	88

Manufacturing interest expense	$63	$61	$233	$243	$251	$171

Adjusted EBITDA reconciliation:

	Three Months Ended October 31,		Years Ended October 31,
(in millions)	2015	2014	2015	2014	2013	2012
EBITDA (reconciled above)	$86	$66	$378	$(21)	$(360)	$(665)
Less significant items of:
Adjustments to pre-existing warranties(A)	40	(10)	4	55	404	404
Brazil reporting unit impairment charges(B)	7	—	10	149	—	—
Brazil truck business actions(C)	—	29	6	29	—	—
North America asset impairment charges(D)	8	—	20	24	97	16
Restructuring of North American manufacturing operations(E)	—	27	—	41	—	7
Cost reduction and other strategic initiatives(F)	54	4	72	17	9	73
Debt refinancing charges(G)	14	—	14	12	13	8
Gain on settlement(H)	—	—	(10)	—	—	—
Mahindra Joint Venture divestiture(I)					(26)	—
Legal settlement(J)					(35)	—
Engineering integration costs(K)					—	66

Total adjustments	123	50	116	327	462	574

Adjusted EBITDA	$209	$116	$494	$306	$102	$(91)

Adjusted EBITDA margin	8.4%	3.9%	4.9%	2.8%	3.7%	(2.8)%

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods.
(B)	In the fourth quarter of 2015, the Company recognized a total non-cash charge of $7 million for the impairment of certain intangible and long-lived assets in the Brazil truck asset group. In the third quarter of 2015, we determined that $3 million of trademark asset carrying value was impaired. In the second quarter of 2014, we recognized a non-cash charge of $149 million for the impairment of certain intangible assets of our Brazilian engine reporting unit, including the entire $142 million balance of goodwill and $7 million of trademark.
(C)	In the second quarter of 2015 our Global Operations segment recorded $6 million in inventory charges to right size the Brazil Truck business. In the fourth quarter of 2014, the Global Operations segment recorded approximately $29 million in charges, primarily related to inventory, to right size the Brazil Truck business.
(D)	During the third and fourth quarters of 2015, certain long-lived assets were determined to be impaired, resulting in a charge of $3 million and $4 million, respectively. In the first quarter of 2015, the Truck segment recorded $7 million of asset impairment charges relating to certain operating leases. In 2014, the Truck segment recorded impairment charges related to certain amortizing intangible assets and long-lived assets which were determined to be fully impaired. In the first quarter of 2014, the Truck segment recognized asset impairment charges of $18 million.
(E)	In the fourth quarter of 2014 the Truck segment recorded $27 million of charges related to our anticipated exit from our Indianapolis, Indiana foundry facility and certain assets in our Waukesha, Wisconsin foundry operations. The charges included $13 million of restructuring charges, $7 million of fixed asset impairment charges and $7 million of charges for inventory reserves. In the third quarter of 2014, the Truck segment recorded $14 million of charges related to the 2011 closure of its Chatham, Ontario plant, based on a ruling received from the Financial Services Tribunal in Ontario, Canada.
(F)	In 2015, we had $72 million of cost reduction and other strategic initiatives primarily consisting of restructuring charges in the third and fourth quarters. In the fourth quarter of 2015, we incurred restructuring charges of $54 million related to cost reduction actions, including the Company’s offering of the VSP to the majority of our U.S.-based non-represented salaried employees and the impacts of an involuntary reduction-in-force in the U.S. and Brazil. In the third quarter of 2015, we incurred restructuring charges of $13 million related to cost reduction actions, including a reduction-in-force in the U.S. and Brazil. In 2014, the Company recorded restructuring charges related to cost reduction actions that included a reduction-in-force in the U.S and Brazil.
(G)	In the fourth quarter of 2015, we recorded $14 million of third party fees and unamortized debt issuance costs associated with the refinancing of our Amended Term Loan Credit Facility with a new Senior Secured Term Loan Credit Facility. In the second quarter of 2014, we recorded $12 million of unamortized debt issuance costs and other charges associated with the repurchase of our 2014 Convertible Notes. In the second quarter of 2013, we recorded $6 million of unamortized debt issuance costs and other charges associated with the sale of additional Senior Notes. In 2012, we recorded $8 million of unamortized debt issuance costs and other charges associated with our Senior Notes and Amended and Restated Asset-Based Credit Facility.
(H)	In the second quarter of 2015, the Global Operations segment recognized a $10 million net gain related to a settlement of a customer dispute. The $10 million net gain for the settlement included restructuring charges of $4 million.
(I)	In the second quarter of 2013, the Company sold its stake in the Mahindra Joint Ventures to Mahindra and the Global Operations segment recognized a gain of $26 million.
(J)	In the first quarter of 2013, as a result of the legal settlement with Deloitte and Touche LLP, the Company recognized a gain and received cash proceeds of $35 million.
(K)	Engineering integrated costs related to the consolidation of our truck and engine engineering operations, as well as the relocation of our world headquarters. In 2012, the charges included restructuring charges of $23 million and other related costs of $43 million, primarily in our Truck segment.

Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

	As of October 31, 2015
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$877	$35	$912
Marketable securities	136	23	159

Total Cash and cash equivalents and Marketable securities	$1,013	$58	$1,071